Exhibit 23.6

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

As independent oil and gas consultants, Netherland, Sewell & Associates, Inc. hereby consents to the incorporation by reference in this Registration Statement on Form S-4/A of Vanguard Natural Resources, LLC and Proxy Statement of LRR Energy, L.P. of all references to our firm, including under the headings “Experts,” and information from our reserves report dated February 26, 2015, included in or made a part of the LRR Energy, L.P. Annual Report on Form 10-K for the year ended December 31, 2014, filed with the Securities and Exchange Commission on March 4, 2015, and our summary report attached as Exhibit 99.2 to such Annual Report on Form 10-K.

NETHERLAND, SEWELL & ASSOCIATES, INC.

	By:	/s/ Danny D. Simmons
	Name:	Danny D. Simmons, P.E.
	Title:	President and Chief Operating Officer

Houston, Texas
July 23, 2015